EXHIBIT 3.2
CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
MILAGRO MEZZ, INC.
     Pursuant to the provisions of Section 242 of the Delaware General Corporation Law, as amended (the “DGCL”), MILAGRO MEZZ, INC., a Delaware corporation (the “Corporation”), hereby certifies as follows:
ARTICLE ONE
     The name of the Corporation is MILAGRO MEZZ, INC.
ARTICLE TWO
     This amendment to the Corporation’s Certificate of Incorporation (the “Certificate of Incorporation”) was duly adopted in accordance with Section 242 of the DGCL by the board of directors on January 10, 2009 and by the stockholders of the Corporation at a meeting of the stockholders held on January 10, 2009.
ARTICLE THREE
     Section 5.1 of the Certificate of Incorporation is deleted and replaced in its entirety as follows:
     “Section 5.1 Authorized Stock. The total number of shares of stock of all classes which the Corporation shall have the authority to issue is 4,000,000 shares consisting of (i) 1,000,000 shares of common stock, par value $.01 per share (“Common Stock”) and (ii) 3,000,000 shares of preferred stock, par value $.01 per share (“Preferred Stock”).”
[Signature page follows]

     IN WITNESS WHEREOF, the undersigned, being the duly authorized President & Chief Executive Officer of the Corporation, for the purpose of amending the Certificate of Incorporation of the Corporation pursuant to Section 242 of the DGCL, does make and file this Certificate of Amendment this 11th day of January, 2009.

MILAGRO MEZZ, INC.
By:	/s/ Robert L. Cavnar
Robert L. Cavnar
President & Chief Executive Officer